Exhibit 4.1

RIGHTS AGREEMENT

This Rights Agreement (this “Agreement”) is made as of March 26, 2026, between Future Money Acquisition Corporation (“Company”), a Cayman Islands exempted company, with office at 475 Brannan St, San Francisco, CA 94107 and VStock Transfer, LLC, a California limited liability company, with office at 18 Lafayette, Woodmere, New York, NY 11598 (“Rights Agent”).

WHEREAS, the Company has entered into an agreement with D. Boral Capital LLC (“Representative”), as representative of the several underwriters, for the Company’s initial public offering (“Public Offering”) pursuant to which the underwriters will purchase up to an aggregate of 11,500,000 units (including up to 1,500,000 additional units if the underwriters’ over-allotment option is exercised in full), each unit (“Public Unit”) comprised of one ordinary share of the Company, $0.0001 par value (the “Ordinary Shares”), and one right to receive one-fifth (1/5) of one Ordinary Share (a “Public Right”) upon the happening of the triggering event described herein, and in connection therewith, will issue and deliver up to an aggregate of 11,500,000 Public Share Rights upon consummation of such Public Offering, 1,500,000 of which are attributable to the over-allotment option;

WHEREAS, the Company has received binding commitments from its sponsor, Future Wealth Capital Corp., a British Virgin Island business company, to purchase up to 283,000 placement units (or 309,250 placement units if the over-allotment option is exercised in full) at a price of $10.00 per unit, for an aggregate purchase price of $2,830,000 (or $3,092,500 if the over-allotment option is exercised in full) (the “Placement Units”) comprised of one Ordinary Shares and one right to receive one-fifth (1/5) of one Ordinary Share (“Private Rights,” together with the Public Rights, the “Rights”), subject to adjustment, upon the happening of the triggering event described herein and in connection therewith, will issue and deliver up to an aggregate of 283,000 Private Rights (or 309,250 Private Rights if the over-allotment option is exercised in full) as part of such Placement Units upon consummation of such private placement (the “Private Offering”); and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, File No. 333-291996 (“Registration Statement”), and related Prospectus (“Prospectus”) for the registration, under the Securities Act of 1933, as amended (“Securities Act”), of, among other securities, the Public Units, Public Rights, and the Ordinary Shares issuable to the holders of the Public Units and Public Rights; and

WHEREAS, the Company desires the Rights Agent to act on behalf of the Company, and the Rights Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Rights; and

WHEREAS, the Company desires to provide for the form and provisions of the Rights, the terms upon which they shall be issued, and the respective rights, limitation of rights, and immunities of the Company, the Rights Agent, and the holders of the Rights; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Rights, when executed on behalf of the Company and countersigned by or on behalf of the Rights Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1. Appointment of Rights Agent. The Company hereby appoints the Rights Agent to act as agent for the Company for the Rights, and the Rights Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2. Rights.

2.1. Form of Right. Each Right shall be issued in registered or book-entry form, shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or Chief Executive Officer and the Secretary of the Company and shall bear a facsimile of the Company’s seal. In the event the person whose facsimile signature has been placed upon any Right shall have ceased to serve in the capacity in which such person signed the Right before such Right is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

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2.2. Effect of Countersignature. Unless and until countersigned by the Rights Agent pursuant to this Agreement, a Right shall be invalid and of no effect and may not be exchanged for Ordinary Shares.

2.3. Registration.

2.3.1. Right Register. The Rights Agent shall maintain books (“Right Register”) for the registration of original issuance and the registration of transfer of the Rights. Upon the initial issuance of the Rights, the Rights Agent shall issue and register the Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Rights Agent by the Company.

2.3.2. Registered Holder. Prior to due presentment for registration of transfer of any Right, the Company and the Rights Agent may deem and treat the person in whose name such Right shall be registered upon the Right Register (“Registered Holder”) as the absolute owner of such Right and of each Right represented thereby (notwithstanding any notation of ownership or other writing on the Right Certificate made by anyone other than the Company or the Rights Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary.

2.4. Detachability of Rights. The securities comprising the Public Units, including the Public Rights, will not be separately transferable until the earlier to occur of: (i) the 52nd day following the date of the Prospectus or (ii) the announcement by the Representative, of its intention to allow separate earlier trading, except that in no event will the securities comprising the Public Units be separately tradeable until the Company files a Current Report on Form 8-K with the SEC which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the over-allotment option, if the over-allotment option is exercised by the date thereof and the Company issues a press release and files a Current Report on Form 8-K with the SEC announcing when such separate trading shall begin.

3. Terms and Exchange of Rights

3.1. Rights. Each Right shall entitle the holder thereof to receive one-fifth (1/5) of one Ordinary Share upon the happening of an Exchange Event (defined below). Subject to Section 3.3.1 and Section 3.3.4 below with respect to the Registered Holders of Share Rights, in the event that the Company is not the surviving entity immediately following the Exchange Event, holders of Share Rights shall be entitled to automatically receive the kind and amount of securities or properties of the surviving entity as the holders of each one-fifth (1/5) of one Ordinary Share is entitled to receive in the Exchange Event. No additional consideration shall be paid by a holder of Rights in order to receive his, her or its Ordinary Shares upon an Exchange Event as the purchase price for such Ordinary Shares has been included in the purchase price for the Public Units. In no event will the Company be required to net cash settle the Rights or issue fractional Ordinary Shares.

3.2. Exchange Event. An “Exchange Event” shall occur upon the Company’s consummation of an initial Business Combination (as defined in the Company’s Memorandum and Articles of Association, as may be amended or restated (the “Articles”)).

3.3. Exchange of Rights.

3.3.1. Issuance of Ordinary Shares. As soon as practicable upon the occurrence of an Exchange Event, the Company shall direct holders of the Rights to return their Rights Certificates to the Rights Agent, subject to dissenter rights to the extent provided by applicable law, if any, in the event that the Company is not the surviving entity in a Business Combination. Upon receipt of a valid Rights Certificate, the Company shall issue to the Registered Holder of such Right(s) the number of whole Ordinary Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it and issue to such Registered Holder(s) a certificate or book-entry position for such shares; provided that in the event that the Company is not the surviving entity following the Exchange Event, the Company shall notify the Registered Holders of Share Rights at least two business days prior to the occurrence of the Exchange Event and the Registered Holders of Share Rights shall have the right to receive the kind and amount of securities or properties of the surviving entity pursuant to Section 3.3.4 of this Agreement. Notwithstanding the foregoing, or any provision contained in this Agreement to the contrary, in no event will the Company be required to net cash settle the Rights. The Company shall not issue fractional shares upon exchange of Rights. In the event that any holder would otherwise be entitled to any fractional share upon exchange of Rights, at the time of an Exchange Event, the Company will instruct the Right Agent to round down to the nearest whole Ordinary Share or otherwise inform it how fractional shares will be addressed in accordance with Cayman Islands law and the Company’s Articles.

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3.3.2. Valid Issuance. All Ordinary Shares issued upon an Exchange Event in conformity with this Agreement and the Articles shall be validly issued, fully paid and nonassessable.

3.3.3. Date of Issuance. Each person in whose name any such certificate or book-entry position for Ordinary Shares is issued shall for all purposes be deemed to have become the holder of record of such shares on the date of the Exchange Event, irrespective of the date of delivery of such certificate or entry of position.

3.3.4 Company Not Surviving Following Exchange Event. If the Exchange Event results in the Company not being the surviving entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration the holders of the Ordinary Shares will receive in such transaction, for the number of shares such holder is entitled to pursuant to Section 3.3.1 above. In such a case, each holder of a Right will be required to return the original certificates evidencing the Rights to the Company.

3.4 Duration of Rights. If an Exchange Event does not occur within the time period set forth in the Company’s Articles, as the same may be amended from time to time, the Rights shall expire and shall be worthless.

4. Transfer and Exchange of Rights.

4.1. Registration of Transfer. The Rights Agent shall register the transfer, from time to time, of any outstanding Right upon the Right Register, upon surrender of such Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Right representing an equal aggregate number of Rights shall be issued and the old Right shall be cancelled by the Rights Agent.

4.2. Procedure for Surrender of Rights. Rights may be surrendered to the Rights Agent, together with a written request for exchange or transfer, and thereupon the Rights Agent shall issue in exchange therefor one or more new Rights as requested by the Registered Holder of the Rights so surrendered, representing an equal aggregate number of Rights; provided, however, that in the event that a Right surrendered for transfer bears a restrictive legend and the new Rights to be issued will not bear a restrictive legend, the Rights Agent shall not cancel such Right and issue new Rights in exchange therefor until the Rights Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating no restrictive legend is required.

4.3. Fractional Rights. The Rights Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Right Certificate for a fraction of a Right. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with Cayman Islands law and the Articles.

4.4. Service Charges. No service charge shall be made for any exchange or registration of transfer of Rights except for the fees and expenses set forth in Section 6.3.

4.5. Right Execution and Countersignature. The Rights Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Rights required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Rights Agent, will supply the Rights Agent with Rights duly executed on behalf of the Company for such purpose.

4.6. Adjustments to Conversion Ratios. The number of Ordinary Shares that the holders of Rights are entitled to receive as a result of the occurrence of an Exchange Event shall be equitably adjusted to reflect appropriately the effect of any share subdivision, share consolidation, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Ordinary Shares occurring on or after the date hereof and prior to the Exchange Event.

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5. Other Provisions Relating to Rights of Holders of Rights.

5.1. No Rights as Shareholder. Until exchange of a Right for Ordinary Shares as provided for herein, a Right does not entitle the Registered Holder thereof to any of the rights of a shareholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter.

5.2. Lost, Stolen, Mutilated, or Destroyed Rights. If any Right is lost, stolen, mutilated, or destroyed, the Company and the Rights Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Right, include the surrender thereof), issue a new Right of like denomination, tenor, and date as the Right so lost, stolen, mutilated, or destroyed. Any such new Right shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Right shall be at any time enforceable by anyone.

5.3. Reservation of Ordinary Shares. The Company shall at all times reserve and keep available a number of its authorized but unissued Ordinary Shares that will be sufficient to permit the exchange of all outstanding Rights issued pursuant to this Agreement.

6. Concerning the Rights Agent and Other Matters.

6.1. Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Rights Agent in respect of the issuance or delivery of Ordinary Shares upon the exchange of Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Rights or such Ordinary Shares.

6.2. Resignation, Consolidation, or Merger of Rights Agent.

6.2.1. Appointment of Successor Rights Agent. The Rights Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Rights Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Rights Agent in place of the Rights Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Rights Agent or by the holder of the Right (who shall, with such notice, submit his, her or its Right for inspection by the Company), then the holder of any Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Rights Agent at the Company’s cost. Any successor Rights Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Rights Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Rights Agent with like effect as if originally named as Rights Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Rights Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Rights Agent all the authority, powers, and rights of such predecessor Rights Agent hereunder; and upon request of any successor Rights Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Rights Agent all such authority, powers, rights, immunities, duties, and obligations.

6.2.2. Notice of Successor Rights Agent. In the event a successor Rights Agent shall be appointed, the Company shall give notice thereof to the predecessor Rights Agent and the transfer agent for the Ordinary Shares not later than the effective date of any such appointment.

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6.2.3. Merger or Consolidation of Rights Agent. Any corporation into which the Rights Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Rights Agent shall be a party shall be the successor Rights Agent under this Agreement without any further act.

6.3. Fees and Expenses of Rights Agent.

6.3.1. Remuneration. The Company agrees to pay the Rights Agent reasonable remuneration for its services as such Rights Agent hereunder and will reimburse the Rights Agent upon demand for all expenditures that the Rights Agent may reasonably incur in the execution of its duties hereunder.

6.3.2. Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Rights Agent for the carrying out or performing of the provisions of this Agreement.

6.4. Liability of Rights Agent.

6.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Rights Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chief Financial Officer and delivered to the Rights Agent. The Rights Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2. Indemnity. The Rights Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. Subject to Section 6.6 below, the Company agrees to indemnify the Rights Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Rights Agent in the execution of this Agreement except as a result of the Rights Agent’s gross negligence, willful misconduct, or bad faith.

6.4.3. Exclusions. The Rights Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any Ordinary Shares to be issued pursuant to this Agreement or any Right or as to whether any Ordinary Shares will when issued be valid and fully paid and nonassessable.

6.5. Acceptance of Agency. The Rights Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.

6.6 Waiver. The Rights Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and Equiniti Trust Company, LLC as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

7. Miscellaneous Provisions.

7.1. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Rights Agent shall bind and inure to the benefit of their respective successors and assigns.

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7.2. Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Rights Agent), as follows:

Future Money Acquisition Corporation

475 Brannan St,

San Francisco, CA 94107

Attn: Siyu Li, CEO

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Right or by the Company to or on the Rights Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Rights Agent with the Company), as follows:

VStock Transfer, LLC

18 Lafayette

Woodmere, New York

Attn: Compliance

in each case, with a copy (which copy shall not be deemed to constitute notice to the Company) to:

Torres & Zheng at Law, P.C.

31 Hudson Yards, 11th Floor

New York, NY 10001

Attn: Nicholas Torres, Esq. and Camilly Zheng, Esq.

7.3. Applicable Law. The validity, interpretation, and performance of this Agreement and of the Rights shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Securities Act and Securities Exchange Act of 1934, as amended, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Rights shall be deemed to have notice of and to have consented to the forum provisions in this Section 7.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any right holder, such right holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such right holder in any such enforcement action by service upon such right holder’s counsel in the foreign action as agent for such right holder.

Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

7.4. Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders of the Rights and, for the purposes of Sections 3.1, 3.2, 7.4 and 7.8 hereof, the Representative (who shall be deemed to be the third party beneficiary of such section), any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders of the Rights.

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7.5. Examination of the Right Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Rights Agent for inspection by the Registered Holder of any Right. The Rights Agent may require any such holder to submit his, her or its Right for inspection by it.

7.6. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts shall have the same legal effect as original signatures and shall be considered irrevocable originally executed counterparts of this Agreement.

7.7. Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments shall require the written consent or vote of the Registered Holders of a majority of the then outstanding Rights.

7.9 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

Future Money Acquisition Corporation

By:	/s/ Siyu Li
Name:	Siyu Li
Title:	Chief Executive Officer

VStock Transfer, LLC

By:	/s/ Jenny Chen
Name:	Jenny Chen
Title:	Compliance Officer

Signature Page to Rights Agreement of Future Money Acquisition Corporation

Exhibit A

Form of Rights Certificate

RIGHT

Future Money Acquisition Corporation

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

CUSIP [    ]

This certifies that, for value received ______________________, or registered assigns, is the registered holder of a right or rights (the “Right”) to automatically receive one-fifth of one ordinary share, $0.0001 par value (the “Ordinary Share”), of Future Money Acquisition Corporation (the “Company”) for each Right evidenced by this Rights Certificate on the Company’s completion of an initial business combination (as defined in the prospectus relating to the Company’s initial public offering (“Prospectus”)) upon surrender of this Right Certificate pursuant to the Rights Agreement between the Company and VStock Transfer, LLC, as Rights Agent. In no event will the Company be required to net cash settle any Right.

Upon liquidation of the Company in the event an initial business combination is not consummated during the required period as identified in the Company’s Amended and Restated Memorandum and Articles of Association, as the same may be amended from time to time, the Right shall expire and be worthless. The holder of a Right shall have no right or interest of any kind in the Company’s trust account (as defined in the Prospectus).

Upon due presentment for registration of transfer of the Right Certificate at the office or agency of the Rights Agent, a new Right Certificate or Right Certificates of like tenor and evidencing in the aggregate a like number of Rights shall be issued to the transferee in exchange for this Right Certificate, subject to the payment of any applicable fees charged by the Rights Agent, and any applicable tax or other governmental charge. The Company shall not issue fractional share upon exchange of Rights. The Company reserves the right to deal with any fractional entitlement at the relevant time in any manner (as provided in the Rights Agreement).

The Company and the Rights Agent may deem and treat the registered holder as the absolute owner of this Right Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any conversion hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Right Agent shall be affected by any notice to the contrary.

This Right does not entitle the registered holder to any of the rights of a shareholder of the Company.

Dated:

Chief Executive Officer	Secretary

VStock Transfer, LLC

Rights Agent